UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 13, 2019 (August 8, 2019)

IQVIA HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35907	27-1341991
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

83 Wooster Heights Road

Danbury, Connecticut 06810

And

4820 Emperor Blvd.

Durham, North Carolina 27703

(Address of principal executive offices)

Registrant’s telephone number, including area code: (203) 448-4600 and (919) 998-2000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on which Registered
Common Stock, par value $0.01 per share	“IQV”	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement

Notes Offering and Notes Indenture

On August 13, 2019, IQVIA Inc. (the “Issuer”), a wholly owned subsidiary of IQVIA Holdings Inc. (the “Company”), completed the issuance and sale of €720,000,000 in gross proceeds of the Issuer’s 2.250% senior notes due 2028 (the “Notes”). The Notes were issued pursuant to an Indenture, dated August 13, 2019 (the “Indenture”), among the Issuer, U.S. Bank National Association, as trustee of the Notes, and certain subsidiaries of the Issuer as guarantors.

The net proceeds from the Notes offering, together with available cash, will be used to redeem the Issuer’s outstanding 4.875% senior notes due 2023 (the “4.875% Notes”) and to pay fees and expenses related to the Notes offering. On July 29, 2019, the Issuer issued a conditional notice of redemption with respect to the 4.875% Notes, for a total redemption price equal to the sum of the principal amount of the 4.875% Notes, accrued and unpaid interest on the 4.875% Notes to the redemption date and the applicable redemption premium. The Issuer’s obligations with respect to the 4.875% Notes were discharged on August 13, 2019.

The Notes are unsecured obligations of the Issuer, will mature on January 15, 2028 and will bear interest at the rate of 2.250% per year, with interest payable semi-annually on January 15 and July 15 of each year, beginning on January 15, 2020. The Issuer may redeem the Notes prior to their final stated maturity, subject to a customary make-whole premium, at any time prior to July 15, 2022 (subject to a customary “equity claw” redemption right) and thereafter subject to a redemption premium declining from 101.125% to 0.000%.

The foregoing description of the Notes and the Indenture is qualified in its entirety by reference to the Indenture, a copy of which is filed as Exhibit 4.1 to this Current Report on Form 8-K.

Amendment to Senior Secured Credit Facilities

On August 9, 2019, the Issuer entered into an amendment (the “Amendment”) to its Fourth Amended and Restated Credit Agreement among the Issuer, the Company, the other guarantors party thereto, Bank of America, N.A. as administrative agent and collateral agent, the Term B-1 Euro Lenders (as defined therein), the Term B-2 Euro Lenders (as defined therein) and Goldman Sachs Bank USA, as Replacement Lender (as defined therein). Pursuant to the Amendment, the Euro LIBOR floor applicable to the Issuer’s Euro-denominated term B Loans was reduced to 0% per annum.

The foregoing description of the Amendment is qualified in its entirety by reference to the Amendment, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Share Repurchase

On August 13, 2019, the Company consummated the previously announced repurchase (the “Repurchase”) of shares of its common stock, par value $0.01 per share (the “Common Stock”), pursuant to a Share Repurchase Agreement, entered into as of August 8, 2019 (the “Agreement”), by and among the Company and certain of its shareholders identified therein (the “Sellers”). Pursuant to the Agreement, the Company agreed to purchase, and the Sellers agreed to sell, an aggregate of 1,000,000 shares of Common Stock in a private transaction for an aggregate purchase price of approximately $157 million.

The description of the Agreement contained herein is qualified in its entirety by reference to the Agreement, a copy of which is attached hereto as Exhibit 10.2 and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth above under Item 1.01 of this Current Report on Form 8-K relating to the Notes and the Amendment is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

4.1	Indenture, dated August 13, 2019, among IQVIA Inc., as Issuer, U.S. Bank National Association, as trustee of the Notes and certain subsidiaries of the Issuer, as guarantors.

10.1

Amendment No. 5 to Fourth Amended and Restated Credit Agreement, dated August 9, 2019, among IQVIA Inc., IQVIA Holdings Inc., the other guarantors party thereto, Bank of America, N.A. as administrative agent and collateral agent, the Term B-1 Euro Lenders, the Term B-2 Euro Lenders and Goldman Sachs Bank USA, as Replacement Lender.

10.2	Share Repurchase Agreement, dated as of August 8, 2019, between IQVIA Holdings Inc. and the selling shareholders identified therein.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 13, 2019

IQVIA HOLDINGS INC.

By:	/s/ Eric Sherbet
Eric Sherbet
Executive Vice President, General Counsel and Secretary